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                                                                     EXHIBIT 3.1


            SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                              EVERGREEN SOLAR, INC.


                 Pursuant to Sections 242 and 245 of the General
                    Corporation Law of the State of Delaware

     The undersigned, Mark A. Farber and Jack I. Hanoka, are President and Secretary, respectively, of Evergreen Solar, Inc., a corporation organized and existing under the Genera1 Corporation Laws of the State of Delaware (the "Corporation"). The Corporation's Certificate of Incorporation was initially filed in the Office of the Secretary of State of Delaware on August 15, 1994.

     The undersigned, as President and Secretary of the Corporation, do hereby certify that:

     (a) the Board of Directors of the Corporation by unanimous written consent pursuant to Section 141(f) of the General Corporation Law of the State of Delaware dated December 28, 1999, duly adopted a resolution pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware proposing the amendment and restatement in its entirety of the Certificate of Incorporation of the Corporation, and declaring said amendment and restatement to be advisable;

     (b) such amendment and restatement of the Certificate of Incorporation was duly approved the stockholders of the Corporation by written consent in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware; and

     (c) this Second Amended and Restated Certificate of Incorporation amends and restates the Certificate of Incorporation in its entirety as follows:

     FIRST. The name of the Corporation is: Evergreen Solar Inc.

     SECOND. The address of its registered office in the State of Delaware is 1013 Centre Road, City of Wilmington 19805, County of New Castle. The name of its registered agent at such address is United States Corporation Company.

     THIRD. The nature of the business or purposes to be conducted or promoted by the Corporation is as follows:

     To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.




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     FOURTH. The total number of shares of all classes of stock which the
Corporation shall have authority to issue is (i) 28,000,000 shares of Common Stock, $.01 par value per share ("Common Stock") and (ii) 18,349,181 shares of Preferred Stock, $.01 par value per share ("Preferred Stock"), 2,124,968 shares of which are designated "Series A Convertible Preferred Stock" ("Series A Preferred"), 2,781,666 shares of which are designated "Series B Convertible Preferred Stock" ("Series B Preferred"), 3,442,547 shares of which are designated "Series C Convertible Preferred Stock" ("Series C Preferred") and 10,000,000 shares of which are designated "Series D Convertible Preferred Stock ("Series D Preferred").

     The following is a statement of the designations and the powers, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of each class of capital stock of the Corporation.

A. COMMON STOCK

     1. General. The voting, dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights of the holders of the Preferred Stock of any series as may be designated by the Board of Directors upon any issuance of the Preferred Stock of any series.


     2. Voting. The holders of the Common Stock are entitled to one vote for each share held at all meetings of stockholders (and written actions in lieu of meetings). There shall be no cumulative voting.


     3. Dividends. Dividends may be declared and paid on the Common Stock from funds lawfully available therefor as and when determined by the Board of Directors and subject to any preferential dividend rights of any then outstanding Preferred Stock.


     4. Liquidation. Upon the dissolution or liquidation of the Corporation, whether voluntary or involuntary, holders of Common Stock will be entitled to receive all assets of the Corporation available for distribution to its stockholders, subject to any preferential rights of any then outstanding Preferred Stock.





B. PREFERRED STOCK

     1. Issuance

         (a) Preferred Stock may be issued from time to time in one or more series, each of such series to have such terms as stated or expressed herein and in the resolution or resolutions providing for the issue of such series adopted by the Board of Directors of the
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Corporation as hereinafter provided. Any shares of Preferred Stock which may be redeemed, purchased or acquired by the Corporation may be reissued except as otherwise provided by law. Different series of Preferred Stock shall not be construed to constitute different clauses of shares for the purposes of voting by classes unless expressly provided.

         (b) Authority is hereby expressly granted to the Board of Directors from time to time to issue the Preferred Stock in one or more series, and in connection with the creation of any such series, by resolution or resolutions providing for the issue of the shares thereof, to determine and fix such voting powers, full or limited, or no voting powers, and such designations, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including without limitation thereof, dividend rights, conversion rights, redemption privileges and liquidation preferences, as shall be stated and expressed in such resolutions, all to the full extent now or hereafter permitted by the laws of Delaware. Except as provided herein or to the extent class or series voting is otherwise required by law or agreement, without limiting the generality of the foregoing, the resolutions providing for issuance of any series of Preferred Stock may provide that such series shall be superior or rank equally or be junior to the Preferred Stock of any other series to the extent permitted by law. Except as provided herein or to the extent class or series voting is otherwise required by law or agreement, no vote of the holders of the Preferred Stock or Common Stock shall be a prerequisite to the issuance of any shares of any series of the Preferred stock authorized by and complying with the conditions of the Certificate of Incorporation, the right to have such vote being expressly waived by all present and future holders of the capital stock of the Corporation

     2. Dividends

         (a) The holders of shares of Preferred Stock shall be entitled to receive, prior to any declaration or payment of any cash dividend on any other shares of capital stock of the Corporation, non-cumulative dividends at the rate of $.08 per share per annum, with respect to Series A Preferred, $.12 per annum, with respect to Series B Preferred, $.16 per annum, with respect to Series C Preferred, and $.20 per annum, with respect to Series D Preferred, and no more, payable annually, subject to declaration by the Board of Directors of the Corporation, on such date as shall be fixed by the Board of Directors of the Corporation. The right to dividends on Preferred Stock shall be non-cumulative, so that the holders of Preferred Stock shall not be entitled to receive annual dividends for any fiscal year in which the annual net income of the Corporation (as defined below) for such year, or the funds of the Corporation legally available therefor, are not at least equal to the aggregate amount required to pay in full annual dividends at such rate for such year on all shares of Preferred Stock then outstanding.

     The term "annual net income" as used herein shall mean the net income of the Corporation and all of its subsidiaries computed in accordance with generally accepted accounting principles, excluding any proceeds of insurance on the life of any individual and any gains (less any income or profits taxes payable by reason of such gains) or losses arising from any sale of any major unit of property of the Corporation or any subsidiary, all after deduction of all charges of proper character, including, without limitation, operating and non-operating
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expenses, interest, amortization, allowances for depreciation and all Federal, state, foreign and local income and other taxes.

         (b) The Corporation shall not declare or pay any dividends or any other distributions of property, assets or instruments of indebtedness on shares of Common Stock, other than dividends payable solely in cash or in shares of Common Stock, without the prior written consent or affirmative vote of the holders of at least 60% of the then outstanding shares of Preferred Stock, given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a class.

     3. Liquidation, Dissolution or Winding Up

         (a) In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, each holder of shares of Preferred Stock outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders, before any payment shall be made to the holders of the Common Stock or any class or series of stock ranking on liquidation junior to the Preferred Stock by reason of their ownership thereof, an amount equal to the greater of (i) such holder's "Liquidation Preference" (as hereinafter defined) (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares) plus an amount equal to eight percent (8%) of the Liquidation Preference per annum (compounded annually) for each year in which and to the extent which dividends at the rate set forth in subsection 1(a) above are not declared and paid upon Preferred Stock, or (ii) the amount that would have been payable to such holder pursuant to subsection 3(b) below if immediately prior to such distribution all shares of Preferred Stock had been converted to Common Stock at the then effective conversion rate pursuant to Section 4 below. If upon any such liquidation, dissolution or winding up of the Corporation, the remaining assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of shares of Preferred Stock the full amount to which they shall be entitled, then all of the assets of the Corporation available for distribution to the holders of Preferred Stock shall be distributed ratably among such holders in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full. The Liquidation Preference for the Series A Preferred is $1.00 per share, the Liquidation Preference for the Series B Preferred is $1.50 per share, the Liquidation Preference for the Series C Preferred is $2.00 per share and the Liquidation Preference for the Series D Preferred is $2.50 per share.

         (b) Upon completion of the distribution required by Subsection 3(a) above, if assets remain in the Corporation, the holders of Common Stock of the Corporation shall receive all of such remaining assets pro rata in proportion to the number of outstanding shares of Common Stock owned by each such holder.

         (c) Any transaction by the Corporation (including, without limitation, any reorganization, merger, consolidation or the sale of all or substantially all assets of the
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Corporation) which results in the Corporation's stockholders immediately prior to such transaction not holding (by virtue of such shares or securities issued solely with respect thereto) at least 50% of the voting power of the surviving or continuing entity following such transaction shall, if elected by the holders of at least 60% of the then outstanding shares of Preferred Stock be deemed to be a liquidation, dissolution or winding up of the Corporation for purposes of this Section 3. The amount deemed distributed to the holders of Preferred Stock upon any such merger or consolidation shall be the cash or the value of the property. rights or securities distributed to such holders by the acquiring person, firm or other entity. The value of such property, rights or other securities shall be determined in good faith by the Board of Directors of the Corporation.

     4. Voting

         (a) Each holder of outstanding shares of Preferred Stock shall be entitled to the number of votes equal to the number of whole shares of Common Stock into which the shares of Preferred Stock held by such holder are convertible (as adjusted from time to time pursuant to Section 5 hereof), at each meeting of stockholders of the Corporation (and written actions of stockholders in lieu of meetings) with respect to any and all matters presented to the stockholders of the Corporation for their action or consideration. Except as provided law or by the provisions hereof, holders of Preferred Stock shall vote together with the holders of Common Stock as a single class.

         (b) The number of directors which shall constitute the entire Board of Directors of the Corporation shall be eight. The holders of record of a majority of the shares of Series A Preferred, exclusively and as a separate class, shall be entitled to elect two directors of the Corporation, one of which such persons shall be a designee of UVCC Fund II and UVCC I Parallel Fund, L.P. (the "Funds") so long as each of the Funds holds at least 25% of the initial number of shares of Series A Preferred purchased by it. In the event the designee of the Funds pursuant to the preceding sentence is Robert W. Shaw, Jr., he shall be Chairman of the Board of Directors of the Corporation. The holders of record of a majority of the shares of Series B Preferred, exclusively and as a separate class, shall be entitled to elect one director of the Corporation. The holders of record of a majority of the shares of Series C Preferred, exclusively and as a separate class, shall be entitled to elect one director of the Corporation, which such person shall be a designee of Nth Power Technologies Fund I, L.P. ("Nth Power"), so long as Nth Power holds at least 25% of the initial number of shares of Series C Preferred purchased by it. The holders of record of a majority of the shares of Common Stock, exclusively and as a separate class, shall be entitled to elect two directors of the Corporation, each of whom shall be an officer of the Corporation; provided, that, so long as each of at least two of the following persons - Mark A. Farber, Richard G. Chleboski and Jack I. Hanoka (collectively, the "Founders") owns at least 80% of the shares of Common Stock originally issued to him and is serving as an officer of the Corporation, the two directors to be elected pursuant to this sentence shall be designated by a majority of the Founders. Each of the remaining two directors (the "Outside Directors") shall be elected both by the holders of a majority of the shares of Preferred Stock, voting separately as a class, and by the holders of a majority of the shares of Common Stock, voting separately as a
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class. A vacancy in any directorship filled exclusively by the holders of
Series A Preferred, Series B Preferred or Series C Preferred, as the case may be, shall be filled solely by the vote or written consent of the holders of a majority of the Series A Preferred, Series B Preferred or Series C Preferred, as the case may be, voting separately as a class; and, in the case of vacancies in the directorships designated by the Funds and/or Nth Power, as the case may be, the vote shall be for the designee of such respective parties. No holder of Common Stock, in its capacity as such, shall vote to remove any director elected exclusively by the holders of Series A Preferred, Series B Preferred or Series C Preferred. A vacancy in any directorship filled solely by the holders of Common Stock shall be filled solely by the vote or written consent in lieu of a meeting of the holders of a majority of the shares of Common Stock, voting separately as a class, and no holder of Preferred Stock, in its capacity as such, shall vote to remove any director elected exclusively by the holders of Common Stock. A vacancy in any Outside Director position shall be filled only by vote or written consent in lieu of a meeting of both the holders of at least a majority of the shares of Preferred Stock, voting separately as a class, and the holders of a majority of the shares of Common Stock, voting separately as a class. Until a vacancy in an Outside Director position is filled, the affairs of the Corporation shall be conducted by the remaining directors then in office.

         (c) The Corporation shall not by any means amend, alter or repeal the preferences, special rights or other powers of the holders of Series A Preferred, Series B Preferred, Series C Preferred or Series D Preferred so as to affect adversely such holders without the written consent or affirmative vote of the holders of at least 60% of the Series A Preferred, Series B Preferred, Series C Preferred or Series D Preferred, as the case may be, given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a class.

     5. Optional Conversion. The holders of Preferred Stock shall have conversion rights as follows (the "Conversion Rights"):

         (a) Right to Convert. Each share of Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, in such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Liquidation Preference for such share of Preferred Stock by the Conversion Price (as defined below) in effect at the time of conversion. The conversion price at which shares of Common Stock shall be deliverable upon conversion of each share of Preferred Stock without the payment of additional consideration by the holder thereof (the "Conversion Price") shall initially be the Liquidation Preference for such share of Preferred Stock.

     In the event of a liquidation of the Corporation, the Conversion Rights shall terminate at the close of business on the first full day preceding the date fixed for the payment of any amounts distributable on liquidation to the holders of Preferred Stock.

     (b) Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the Preferred Stock. In lieu of any fractional shares to which the holder
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would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the then effective Conversion Price.


         (c) Mechanics of Conversion

               (i) In order for a holder of Preferred Stock to convert shares of Preferred Stock into shares of Common Stock, such holder shall surrender the certificate or certificates for such shares of Preferred Stock, at the office of the transfer agent for the Preferred Stock (or at the principal office of the Corporation if the Corporation serves as its own transfer agent), together with written notice that such holder elects to convert all or any number of the shares of the Preferred Stock represented by such certificate or certificates Such notice shall state such holders name or the names of the nominees in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. If required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form Satisfactory to the Corporation, duly executed by the registered holder or his or its attorney duly authorized in writing. The date of receipt of such certificates and notice by the transfer agent (or by the Corporation if the Corporation serves as its own transfer agent) shall be the conversion date ("Conversion Date"). The Corporation shall, as soon as practicable after the Conversion Date, issue and deliver at such office to such holder of Preferred Stock, or to his or its nominees, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled, together with cash in lieu of any fraction of a share.

               (ii) The Corporation shall at all times when the Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued stock, for the purpose of effecting the conversion of the Preferred Stock, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Preferred Stock. Before taking any action which would cause an adjustment reducing the Conversion Price below the then par value of the shares of Common Stock issuable upon conversion of the Preferred Stock, the Corporation will take any corporate action which may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue fully paid and nonassessable shares of Common Stock at such adjusted Conversion Price.

               (iii) Upon any such conversion, no adjustment to the Conversion Price shall be made for any declared and unpaid dividends on the Preferred Stock surrendered for conversion or on the Common Stock delivered upon conversion.

               (iv) All shares of Preferred Stock which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights herewith with respect to such shares, including the rights, if any, to receive notices and to vote, shall immediately cease and terminate on the Conversion Date, except only the right of the holders thereof to receive shares of Common Stock in exchange therefor and payment of any declared and unpaid dividends thereon. Any shares of Preferred Stock so converted shall be retired and canceled and shall not be reissued, and the Corporation may from time to time take such appropriate action as may be necessary to reduce the authorized Preferred Stock accordingly.

          (d) Adjustments to Conversion Price for Diluting Issues:

               (i) Special Definitions. For purposes of this Subsection 5(d) the following definitions shall apply:

                  (A) "Option" shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities, excluding options issued pursuant to a plan specified in subsection 5(d)(i)(D)(III) below (subject to appropriate adjustment for any stock dividend, stock split, combination or other similar recapitalization affecting such shares).

                  (B) "Original Issue Date" shall mean the date on which a share of Preferred Stock was first issued.

                  (C) Convertible Securities shall mean any evidences of indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for Common Stock.

                  (D) "Additional Shares of Common Stock" shall mean all shares of Common Stock issued (or, pursuant to Subsection 5(d)(iii) below, deemed to be issued) by the Corporation after the Original Issue Date, other than shares of Common Stock issued or issuable:

                           (I) Upon conversion of up to 2,124,968 shares of Series A Preferred, 2,781,666 shares of Series B Preferred, 3,442,547 shares of Series C Preferred and 10,000,000 shares of Series D Preferred or exercise of warrants outstanding as of the date of this Second Amended and Restated Certificate of Incorporation to purchase Common Stock;

                           (II)     as a dividend or distribution on Preferred
                                    Stock;

                           (III) to directors, employees or consultants of the Corporation pursuant to a stock option plan, employee stock purchase plan, restricted stock plan or other stock plan or agreement, provided, that the number of shares of Common Stock so issued or issuable shall not exceed the sum of (1) 1,175,000 plus (2) the greater of 1,500,000 or 20% of the aggregate number of outstanding shares of Series D

                                    Preferred, or such higher number (in
                                    either case as adjusted for stock
                                    splits, stock dividends and other similar recapitalizations affecting such shares) as may be duly approved by the Board of Directors of the Corporation; or

                           (IV) by reason of a dividend, stock split, split-up or other distribution on shares of Common Stock excluded from the definition of Additional Shares of Common Stock by the foregoing clauses (I), (II) and (III).

               (ii) No Adjustment of Conversion Price. No adjustment in the number of shares of Common Stock into which any Preferred Stock is convertible shall be made, by adjustment in the applicable Conversion Price thereof: (a) unless the consideration per share (determined pursuant to subsection 5(d)(v)) for an Additional Share of Common Stock issued or deemed to be issued by the Corporation is less than the applicable Conversion Price in effect on the date of, and immediately prior to, the issue of such Additional Shares. or (b) if prior to such issuance, the Corporation receives written notice from the holders of at least 60% of the then outstanding shares of Preferred Stock agreeing that no such adjustment shall be made as the result of the issuance of Additional Shares of Common Stock.

               (iii) Issue of Securities Deemed Issue of Additional Shares of Common Stock. If the Corporation at any time or from time to time after the Original Issue Date shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares of Common Stock (as set forth in the instrument relating thereto without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that Additional Shares of Common Stock shall not be deemed to have been issued unless the consideration per share (determined pursuant to subsection 5(d)(v) hereof) of such Additional Shares of Common Stock would be less than the applicable Conversion Price in effect on the date of and immediately prior to such issue, or such record date, as the case may be, and provided further that in any such case in which Additional Shares of Common Stock are deemed to be issued:

               (A) No further adjustment in the Conversion Price shall be made upon the subsequent issue of Convertible Securities or shares of Common Stock on the exercise of such Options or conversion or exchange of such Convertible Securities;

               (B) If such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any increase in the consideration payab1e to the Corporation, or decrease in the number of shares of Common Stock issuable, upon the exercise, conversion or exchange thereof, the Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities;

               (C) No readjustment pursuant to clause (B) above shall have the effect of increasing the Conversion Price to an amount which exceeds the lower of (i) the Conversion Price on the original adjustment date, or (ii) the Conversion Price that would have resulted from any issuance of Additional Shares of Common Stock between the original adjustment date and such readjustment date;

               (D) Upon the expiration or termination of any unexercised Option, the Conversion Price shall not be readjusted, but the Additional Shares of Common Stock deemed issued as the result of the original issue of such Option shall not be deemed issued for the purposes of any subsequent adjustment of the Conversion Price; and

               (E) In the event or any change in the number of shares of Common Stock issuable upon the exercise, conversion or exchange of any Option or Convertible Security, including, but not limited to, a change resulting from the anti-dilution provisions thereof, the Conversion Price then in effect shall forthwith be readjusted to such Conversion Price as would have obtained had the adjustment which was made upon the issuance of such option or Convertible Security not exercised or converted prior to such change been made upon the basis of such change, but no further adjustment shall be made for the actual issuance of Common Stock upon the exercise or conversion of any such Option or Convertible Security.

         (iv) Adjustment of Conversion Price Upon Issuance of Additional Shares of Common Stock.

               (A) In the event that the Corporation shall at any time after the Original Issue Date for any Preferred Stock issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Subsection 5(d)(iii), but excluding shares issued as a dividend or distribution as provided in Subsection 5(f) or upon a stock split or combination as provided in Subsection 5(e)), for a consideration per share less than the applicable Conversion Price for such Preferred Stock in effect on the date of and immediately prior to such issue, then and in such event, the Conversion Price for such Preferred Stock shall be reduced, concurrently with such issue, to a price (calculated to the nearest cent) determined by multiplying such Conversion Price by a fraction, (A) the numerator of which shall be (1) the number of shares of Common Stock outstanding immediately prior to such issue plus (2) the number of shares of Common Stock which the aggregate consideration received or to be received by the Corporation for the total number of Additional Shares of Common Stock so issued would purchase at such Conversion Price; and (B) the denominator of which shall be the number of Shares of Common Stock outstanding immediately prior to such issue plus the number of such Additional Shares of Common Stock so issued; provided that, (i) for the purpose of this Section 5(d)(iv)(A), all shares of Common Stock issuable upon exercise or conversion of Options or Convertible Securities outstanding immediately prior to such issue shall be deemed to be outstanding, and (ii) the number of shares of Common Stock deemed issuable upon exercise or conversion of such outstanding options and Convertible Securities shall not give effect to any adjustments to the conversion price or conversion rate of such Options or Convertible Securities resulting from the issue of Additional Shares of Common Stock that is the subject of this calculation.

               (B) Notwithstanding the provisions of Subsection 5(d)(iv)(A), in the event the Corporation makes a Dilutive Issuance (as defined below), the adjustment to the Conversion Price of shares of Preferred Stock provided for in Subsection 5(d)(iv)(A) as a result of such Dilutive Issuance or any future Dilutive Issuance shall not be made with respect to shares of Preferred Stock held immediately prior thereto by a person or entity who holds Preferred Stock (an "Existing Holder") who was given the opportunity to purchase its Pro Rata Portion (as defined below) of such Dilutive Issuance (whether pursuant to a right of first refusal or otherwise), and who failed to purchase at least its Pro Rata Portion of such Dilutive Issuance. Each such Existing Holder shall be deemed to have waived (A) the reduction in the Conversion Price of such Existing Holder's shares of Preferred Stock that would have otherwise resulted pursuant to Section 5(d)(iv)(A) from such Dilutive Issuance, and (B) the right to receive upon conversion of its Preferred Stock pursuant to this Section 5, any additional shares of Common Stock that would have been issuab1e as a result of such reduction in the Conversion Price; and such waiver shall be binding upon any transferee of the shares of Preferred Stock held by such Existing Holder. "Dilutive Issuance" shall mean any issuance of Additional Shares of Common Stock that results (or would result, except for this paragraph) in a reduction in the Conversion Price pursuant to this Subsection 5(d)(iv). An Existing Holder's "Pro Rata Portion" of the Dilutive Issuance shall mean the aggregate number of Additional Shares of Common Stock which the Board of Directors, subject to satisfaction of applicable preemptive rights or rights of first refusal, determines to issue in such Dilutive Issuance to Existing Holders, multiplied by a fraction, the numerator of which is the number of shares of Common Stock issuab1e upon conversion of all shares of Preferred Stock of the Corporation then held by such Existing Holder, and the denominator of which is the aggregate number of shares of Common Stock issuable upon conversion of all shares of Preferred Stock then held by Existing Holders. For purposes of this paragraph, the portion of a Dilutive Issuance purchased by an Existing Holder of Preferred Stock shall be deemed to include any portion of such Dilutive Issuance purchased by an "affiliate" (as defined in Rule 144 under the Securities Act of 1933, as amended) of such Existing Holder.

            (v) Determination of Consideration. For purposes of this Subsection 5(d), the consideration received by the Corporation for the issue of any Additional Shares of Common Stock shall be computed as follows:


               (A) Cash and Property: Such consideration shall:

                  (I) insofar as it consists of cash, be computed at the aggregate of cash received by the Corporation, excluding amounts paid or payable for accrued interest or accrued dividends;

                  (II) insofar as it consists of property other than cash, be computed at the fair market value thereof at the time of such issuance as determined in good faith by the Board of Directors, and

                  (III) in the event Additional Shares of Common Stock are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the portion of such consideration so received, computed as provided in clauses (I) and (II) above, as determined in good faith by the Board of Directors.

               (B) Options and Convertible Securities. The consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Subsection 5(d)(iii), relating to Options and Convertible Securities, shall be determined by dividing


                  (I) the total amount, if any, received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such options or the conversion or exchange of such Convertible Securities, or in the case of options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by

                  (II) the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

         (e) Adjustment for Stock Splits and Combinations. If the Corporation shall at any time or from time to time after the Original Issue Date for any series of Preferred Stock effect a subdivision of the outstanding Common Stock, the Conversion Price for such series of Preferred Stock then in effect immediately before that subdivision shall be proportionately decreased. If the Corporation shall at any time or from time to time after the Original Issue Date for any series of Preferred Stock combine the outstanding shares of Common Stock, the Conversion Price for any such series of Preferred Stock then in effect immediately before the combination shall be proportionately increased. Any adjustment under this paragraph shall become effective at the close of business on the date the subdivision or combination becomes effective.

         (f) Adjustment for Certain Dividends and Distributions. In the event the Corporation at any time, or from time to time after the Original Issue Date for any series of Preferred Stock shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Common Stock, then and in each such event the Conversion Price for such series of Preferred Stock then in effect shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the Conversion Price for such series of Preferred Stock then in effect by a fraction:

               (1) the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and

               (2) the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuance in payment of such dividend or distribution;

provided, however, if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed thereof, the Conversion Price for such series of Preferred Stock shall be recomputed accordingly as of the close of business on such record date and thereafter the Conversion Price for such series of Preferred Stock shall be adjusted pursuant to this paragraph as of the time of actual payment of such dividends or distributions.

     (g) Adjustments for Other Dividends and Distributions. In the event the Corporation at any time or from time to time after the Original Issue Date for any series of Preferred Stock shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation other than shares of Common Stock, then and in each such event provision shall be made so that the holders of such series of Preferred Stock shall receive upon conversion thereof in addition to the number of shares of Common Stock receivable thereupon, the amount of securities of the Corporation that they would have received had their Preferred Stock of such series been converted into Common Stock on the date of such event and had thereafter, during the period from the date of such event to and including the conversion date, retained such securities receivable by them as aforesaid during such period giving application to all adjustments called for during such period under this paragraph with respect to the rights of the holders of the Preferred Stock.

     (h) Adjustments for Reclassification, Exchange or Substitution. If the Common Stock issuable upon the conversion of the Preferred Stock shall be changed into the same or a different number of shares of any class or classes of stock, whether by capital reorganization, reclassification, or otherwise (other than a subdivision or combination of shares or stock dividend provided for above, or a reorganization, merger, consolidation or sale of assets provided for below), then and in each such event the holder of each such share of Preferred Stock shall have the right thereafter to covert such share into the kind and amount of shares of stock and other securities and property receivable upon such reorganization, reclassification or other change, by holders of the number of shares of Common Stock into which such shares of Preferred Stock might have been converted immediately prior to such reorganization, reclassification or change, all subject to further adjustment as provided herein.

     (i) Adjustment for Merger or Reorganization, etc. In case of any consolidation or merger of the Corporation with or into another corporation or the sale of all or substantially all of the assets of the Corporation to another corporation (other than a consolidation, merger or sale which is treated as a liquidation pursuant to Subsection 3(c)), each share of Preferred Stock shall thereafter be convertible into the kind and amount of shares of stock or other securities or property to which a holder of the number of shares of Common Stock of the Corporation deliverable upon conversion of such Preferred Stock would have been entitled upon such consolidation, merger or sale; and, in such case, appropriate adjustment (as determined in good faith by the Board of Directors) shall be made in the application of the provisions in this Section 5 set forth with respect to the rights and interest thereafter of the holders of the Preferred Stock, to the end that the provisions set forth in this Section 5 (including provisions with respect to changes in and other adjustments of the Conversion Price) shall thereafter be applicable, as nearly as reasonably may be in relation to any shares of stock or other property thereafter deliverable upon the conversion of the Preferred Stock.

     (j) No Impairment. The Corporation will not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this
Section 5 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Preferred Stock against impairment.

     (k) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Section 5, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Preferred Stock, furnish or cause to be furnished to such holder a similar certificate setting forth (i) such adjustments or readjustments, (ii) the Conversion Price then in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which then would be received upon the conversion of Preferred Stock.

     (l) Notice of Record Date. In the event:

                    (i) that the Corporation declares a dividend (or any other distribution) on its Common Stock payable in Common Stock or other securities of the Corporation;

                    (ii) that the Corporation subdivides or combines its
                         outstanding shares of Common Stock;

                    (iii) of any reclassification of the Common Stock of the
                         Corporation (other than a subdivision or combination of its outstanding shares of Common Stock or a stock dividend or stock distribution thereon), or of any consolidation or merger of the Corporation into or with another corporation, or of the sale of all or substantially all of the assets of the Corporation; or

                    (iv) of the involuntary or voluntary dissolution,
                         liquidation or winding up of the Corporation;

then the Corporation shall cause to be filed at its principal office or at the office of the transfer agent of the Preferred Stock, and shall cause to be mailed to the holders of the Preferred Stock at their last addresses as shown on the records of the Corporation or such transfer agent, at least ten days prior to the record date specified in (A) below or twenty days before the date specified in (B) below, a notice stating

               (A) the record date of such dividend, distribution, subdivision or combination, or, if a record is not to be taken, the date as of which the holders of the Common Stock of record to be entitled to such dividend, distribution, subdivision or combination are to be determined, or

               (B) the date on which such reclassification, consolidation, merger, sale, dissolution, liquidation or winding up is expected to become effective, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities or other property deliverable upon such reclassification, consolidation, merger, sale, dissolution, liquidation or winding up.



     6. Mandatory Conversion.

         (a) All shares of Preferred Stock shall automatically convert into shares of Common Stock, at the then effective conversion rate pursuant to
Section 5, (i) upon the closing of the sale of shares of Common Stock, at a price of at least $10.00 per share (subject to appropriate adjustment for stock splits, stock dividends, combinations and other similar recapitalizations affecting such shares), in a bona fide firm commitment public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, resulting in at least $25,000,000 of gross proceeds to the Corporation (a "Qualified Offering"), or (ii) upon the authorization of such conversion by the prior written consent or affirmative vote at a meeting of the holders of at least 60% of the then outstanding shares of Preferred Stock consenting or voting (as the case may be) as a separate class.

         (b) All holders of record of shares of Preferred Stock will be given at least 10 days' prior written notice of the date fixed and the place designated for mandatory conversion of all such shares of Preferred Stock pursuant to this
Section 6. Such notice will be sent by first class or registered mail, postage prepaid, to each holder of Preferred Stock at such holder's address last shown on the records of the transfer agent for the Preferred Stock (or the records of the Corporation, if it serves as its transfer agent). On or before the date fixed for conversion, each holder of shares of Preferred Stock shall surrender his or its certificate or certificates for all such shares to the Corporation at the place designated in such notice, and shall thereafter receive certificates for the number of shares of Common Stock to which such holder is entitled pursuant to this Section 6. On the date fixed for conversion, all rights with respect to the Preferred Stock so converted, including the rights, if any, to receive notices and vote, will terminate, except only the rights of the holders thereof, upon surrender of their certificate or certificates therefor, to receive certificates for the number of shares of Common Stock into which such Preferred Stock has been converted. If so required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or by his or its attorney duly authorized in writing. As soon as practicable after the date of such mandatory conversion and the surrender of the certificate or certificates for Preferred Stock, the Corporation shall cause to be issued and delivered to such holder, or on his or its written order, a certificate or certificates for the number of full shares of Common Stock issuable on such conversion in accordance with the provisions hereof and cash as provided in Subsection 5(b) in respect of any fraction of a share of Common Stock otherwise issuable upon conversion.

         (c) All certificates evidencing shares of Preferred Stock which are required to be surrendered for conversion in accordance with the provisions hereof shall, from and after the date such certificates are so required to be surrendered, be deemed to have been retired and cancelled and the shares of Preferred Stock represented thereby converted into Common Stock for all purposes, notwithstanding the failure of the holder or holders thereof to surrender such certificates on or prior to such date. The Corporation may thereafter take such appropriation action as may be necessary to reduce the authorized Preferred Stock accordingly.

     7. Redemption.

         (a) On December 31, 2005, December 21, 2006 and December 31, 2007, respectively, and at any time after such respective dates, each holder of Preferred Stock shall have the right to compel the Corporation to redeem 33 1/3%, 50% and 100%, respectively, of the shares of Preferred Stock then held by such holder. The redemption price shall be paid by the Corporation in cash in a per share amount equal to the Liquidation Preference for the shares to be redeemed, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares, plus an amount per share equal to eight percent (8%) of the Liquidation Preference per annum for such shares (compounded annually) for each year in which dividends are not declared and paid upon or set aside for the Preferred Stock, as the case may be, as set forth in Subsection 2 above (the "Redemption Price"). Notwithstanding the foregoing, the right of a holder of any Preferred Stock to compel the Corporation to repurchase its shares of such Preferred Stock in accordance with this Subsection 7 shall terminate in the event the holders of at least 60% of the outstanding shares of Preferred Stock approve such termination or in the event of a Qualified Offering, as defined in subsection 6(a) above.

         (b) In order to exercise the right of redemption provided for herein, each holder of Preferred Stock electing to redeem such Preferred Stock (the "Electing Holder") shall give the Corporation written notice of such election. The Corporation shall thereupon give all holders of Preferred Stock prompt notice of such written notice of election of redemption pursuant to the preceding sentence and each holder of Preferred Stock shall have the right for 15 days after such notice from the Corporation to notify the Corporation in writing of such holder's election to have such holder's shares of Preferred Stock redeemed pro rata with the Electing Holder's shares of Preferred Stock. The Corporation shall pay the Electing Holder and each holder electing redemption pursuant to the preceding sentence the Redemption Price for the shares to be redeemed within 45 days after the expiration of such 15-day period specified above. As soon as practicable after receipt of the Redemption Price by such holders, each such holder shall surrender his or its certificate or certificates representing the shares to be redeemed at the principal office of the Corporation. If less than all shares represented by such certificate or certificates are redeemed, the Corporation shall issue a certificate for the unredeemed shares. Following any redemption hereunder, unless there shall be a default in payment of the Redemption Price, all rights of each such holder with respect to shares of Preferred Stock redeemed shall cease (except the right to receive the Redemption Price without interest upon surrender of the certificate or certificates therefor), and such shares shall not be deemed to be outstanding for any purpose whatsoever. Such shares of Preferred Stock shall not be reissued, and the Corporation may from time to time take such appropriate action as may be necessary to reduce the authorized Preferred Stock accordingly.

         (c) For the purpose of determining whether funds are legally available for redemption of shares of Preferred Stock as provided herein, the Corporation shall value its assets at the highest amount permissible under applicable law. If on any date on which shares of Preferred Stock are to be redeemed funds of the Corporation legally available therefor shall be insufficient to redeem all the shares of Preferred Stock required to be redeemed as provided herein on such date or within 45 days thereafter, funds to the extent legally available shall be used for such purpose and the Corporation shall effect such redemption pro rata according to the aggregate amount payable in respect of such redemption to each holder of Preferred Stock then electing redemption of its shares as provided herein. The redemption requirements provided herein shall be continuous, so that if on any date such requirements shall not be fully discharged, without further action by any holder of Preferred Stock, funds legally available shall be applied therefor in the order in which such redemption requirements arise until such requirements are fully discharged.

     FIFTH. The Corporation is to have perpetual existence.

     SIXTH. In furtherance of and not in limitation of powers conferred by statute, it is further provided:

         1. Election of directors need not be by written ballot.

         2. The Board of Directors is expressly authorized to adopt, amend or repeal the by-laws of the Corporation.

     SEVENTH. Whenever a compromise or arrangement is proposed between this corporation and its creditors or any class of them and/or between this corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this corporation or of any creditor or stockholder thereof, or on the application of any receiver or receivers appointed for this corporation under the provisions of section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this corporation under the provisions of Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, agree to any compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or of the stockholders or class of stockholders, of this corporation, as the case may be, and also on this corporation.

     EIGHTH. Except to the extent that the General Corporation Law of Delaware prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability. No amendment to or repeal of this provision shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.

     NINTH. The Corporation shall, to the fullest extent permitted by Section 145 of the General Corporation Law of Delaware, as amended from time to time, indemnify each person who was or is a party or is threatened to be made a party to, or otherwise becomes involved in, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was, or has agreed to become, a director or officer of the Corporation, or is or was serving, or has agreed to serve, at the request of the Corporation, as a director, officer or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding and any appeal therefrom.

     Indemnification may include payment by the Corporation of expenses in defending an action or proceeding in advance of the final disposition of such action or proceeding upon receipt of an undertaking by the person indemnified to repay such payment if it is ultimately be determined that such person is not entitled to indemnification under this Article, which undertaking may be accepted without reference to the financial ability of such person to make such repayment.

     The Corporation shall not indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person unless the initiation thereof was approved by the Board of Directors of the Corporation.

     The indemnification rights provided in this Article (i) shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any law, agreement or vote of stockholders or disinterested directors or otherwise, and (ii) shall inure to the benefit of the heirs, executors and administrators of such persons. The Corporation may, to the extent authorized from time to time by its Board of Directors, grant indemnification rights to other employees or agents of the Corporation or other persons serving the Corporation and such rights may be equivalent to, or greater or less than, those set forth in this Article.

     TENTH. The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of incorporation, in the manner now or hereafter prescribed by statute and this Certificate or incorporation, and all rights conferred upon stockholders herein are granted subject to this reservation.

         IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be signed by its President and its corporate seal to be hereunto affixed and attested by its Secretary this 31st day of December, 1999.

                                                       EVERGREEN SOLAR, INC.


                                                       By: /s/ Mark A. Farber
                                                           Name: Mark A. Farber
                                                           Title:    President

ATTEST:


/s/ Jack I. Hanoka
Jack I. Hanoka, Secretary







                                       20